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                                                                   Exhibit 10.13

              Employment Agreement with Christopher P. Schnittker

[LETTERHEAD OF MAGAININ PHARMACEUTICALS INC.]

May 22, 2000

Christopher P. Schnittker

Dear Chris:

I am pleased to offer you the position of Vice President & Chief Financial Officer with Magainin Pharmaceuticals Inc., reporting to the Michael R. Dougherty, President and Chief Executive Officer. Your base salary will be $8,333.33 per month ($100,000/year). Contingent upon your acceptance of this offer, it is expected that the Compensation Committee of the Board of Directors will grant to you at its next meeting options to purchase 20,000 shares of Magainin Common Stock, exercisable at the fair market value underlying common stock on the date of such meeting. These options will have a term of 10 years and vest at the rate of 25% per year. As with all Magainin options, the grant will be subject to execution of a stock option agreement in the form specified by the Compensation Committee.

Additionally, you will be eligible for merit increases, cash bonuses, and such further stock options grants as may be awarded at the annual discretion of the Company's Board of Directors.

Upon the commencement of your employment with the Company, you will be expected to execute the Company's Drug Free Workplace Policy, Proprietary Information Agreement, Policy Statement on Securities Trading by Magainin Personnel, and Corporate Governance - Conflict of Interest Policy, each in the form previously provided to you. Magainin may have already provided you with certain of its confidential business or scientific information, which it expects you to keep confidential, and to use only to further Magainin's legitimate business interests. Just as Magainin expects you to keep confidential its business or scientific information, Magainin also expects you to honor your obligations to your former employers with respect to maintaining the confidentiality of their business or scientific information.

You will be eligible for twenty (20) days vacation per year. Vacation accrues proportionate to months employed. Employees are encouraged to take their vacations yearly. However, up to five (5) days of unused vacation time can be carried over into next year with supervisor approval. In addition, you will be eligible for the benefits package available to all employees. Enclosed is a summary of the benefits.

All the terms and conditions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the respective heirs, representatives, successors (including any successor as a result of a merger or similar reorganization) and assigns of the parties
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hereto, except that your duties and responsibilities hereunder are of a personal nature and shall not be assignable in whole or in part by you.

We look forward to your joining us at Magainin Pharmaceuticals Inc. Please indicate your acceptance of this offer, which is for at will employment, by your signature below. This offer of employment will remain in effect until Friday, June 1, 2000. We have agreed that your start date will be Monday, June 19, 2000, at 8:30 AM, however, this is flexible. Please do not hesitate to speak with me concerning any questions you may have.

                                        Sincerely,

                                        /s/ Michael R. Dougherty
                                        ------------------------
                                        Michael R. Dougherty
                                        President and Chief Executive Officer